PRESS RELEASE

INNOSPEC REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS

Revenues up 11 percent from last year, aided by strong contributions from organic growth and acquisitions in the core businesses

Increased dividend by 8% to $0.27 per share for the first half of 2014

Strong balance sheet with operating cash inflows of $20.9m in the quarter; net debt reduced to $43.8 million

Englewood, CO – May 6, 2014 – Innospec, Inc. (NASDAQ: IOSP) today announced its financial results for the first quarter ended March 31, 2014. At the same time, the Company announced a biannual dividend of $0.27 per common share for the first half of 2014, which will be paid on May 28, 2014, to shareholders of record on May 19, 2014, an 8 percent increase from the 2013 payment.

Total net sales for the quarter were $220.7 million, up 11 percent from the $199.4 million reported in the corresponding quarter last year. Net income was $16.9 million, or $0.69 per diluted share, compared to $18.0 million, or $0.75 per diluted share, recorded a year ago, principally reflecting the expected slow quarter in the Octane Additives business. EBITDA (earnings before interest, taxes, depreciation, amortization and impairment) for the quarter was $27.1 million, a 3 percent decrease from $27.9 million in 2013’s first quarter, again negatively impacted by the slow quarter for Octane Additives.

Results for this quarter include after-tax foreign currency exchange gains of $1.5 million, or $0.06 per diluted share, and gains from the adjustment of income tax provisions of $2.2 million, or $0.09 per diluted share. Excluding these items, adjusted non-GAAP EPS was $0.54 per diluted share, compared to $0.72 per diluted share a year ago. Cash generation for the quarter was strong, with operating cash inflows of $20.9 million, before capital expenditures during the quarter of $3.9 million. Innospec closed the quarter in a net debt position of $43.8 million, significantly reduced from $61.2 million at the end of 2013.

EBITDA and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended March 31, 2014			Quarter ended March 31, 2013
	Income			Income
	before			before
	income	Net	Diluted	income	Net	Diluted
(in millions, except share and per share data)	taxes	Income	EPS	taxes	income	EPS

Reported GAAP amounts	$19.0	$ 16.9	$0.69	$22.9	$ 18.0	$0.75

Adjustment of income tax provisions	(2.2)	(2.2)	(0.09)	-	-	-
Foreign currency exchange gains	(1.9)	(1.5)	(0.06)	(1.0)	(0.8)	(0.03)

	(4.1)	(3.7)	(0.15)	(1.0)	(0.8)	(0.03)

Adjusted non-GAAP amounts	$14.9	$ 13.2	$0.54	$21.9	$ 17.2	$0.72

Commenting on the first quarter results, Patrick S. Williams, President and Chief Executive Officer, noted, “The underlying performance of our core businesses continued on track in the first quarter, and the strategic acquisitions we made last year are delivering to our expectations. This has been a transitional period for Innospec, and I am delighted that we continue to produce good underlying results during this time.

“Our Fuel Specialties business delivered a particularly strong performance, with sales up 17 percent, driven by volume growth in both the traditional Fuel Specialties business and the Oilfield business. We were pleased with the strong sales growth contribution from Bachman, our most recent acquisition in the Oilfield Specialties area. Gross profit was up more than 10 percent in Fuel Specialties, driven by a combination of organic and acquisition growth, while operating income improved 4 percent.

“Fuel Specialties revenues in the Americas continued to grow to plan, aided slightly by a particularly cold winter, while sales in the EMEA markets increased over last year, on improved volumes. Importantly, we maintained healthy margins of 31.7 percent in Fuel Specialties, despite a weaker sales mix in Asia-Pacific and a softer trading performance from AvTel, which we expect will improve as we move further into the year.

“Our Performance Chemicals business showed a 17 percent top-line improvement, year-over-year, driven by growth in our Personal Care business, including a strong performance from Chemsil and Chemtec, two acquisitions we concluded late last year. Both of these organizations have been successfully integrated and have contributed well to the enhancement of our product offering to Personal Care customers. They have also provided us with an extension to our R&D and innovation pipeline which we expect will allow us to develop a wider range of new products and technologies for our customers. Performance Chemicals gross margins showed continued improvement on improved sales mix, as the Personal Care segment forms an increasing part of the business.

“As expected, we had virtually zero sales from our Octane Additives business in the quarter. While we do anticipate Q2 and the rest of the year to be much stronger, this business will continue to wind down and we have limited visibility beyond the short term. Octane Additives has been a very important contributor to our profitability over the years, so we feel the continued strong performance and prospects of our growth drivers, namely Fuel Specialties, Oilfield Specialties and Personal Care, is a testament to the resiliency of our business model.”

Net sales in Fuel Specialties for the quarter were $164.2 million, a 17 percent increase from $140.0 million in last year’s first quarter, driven by volume growth in our Fuels business augmented by a strong contribution from the Bachman acquisition which added 13 percent to revenues. Excluding the acquisition, there has been a 4 percent improvement in volumes and a 1 percent favorable currency impact offset by a 1 percent weaker sales mix. Revenue in the Americas grew by 11 percent and in EMEA by 10 percent, driven by increased volumes and a richer sales mix. Sales in Asia-Pacific declined by 17 percent in the quarter, primarily a result of a weaker sales mix. The segment‘s gross margin was 31.7 percent, down from 33.6 percent recorded a year ago, a reflection of lower AvTel sales from the strong comparative period a year ago. Operating income for the quarter was $25.8 million, a 4 percent increase from last year’s $24.9 million.

In Performance Chemicals, net sales of $56.1 million improved by 17 percent from 2013’s first quarter, driven by acquisition growth and augmented by strong underlying growth in the core Personal Care business. By region, sales increased 21 percent in the Americas, 11 percent in EMEA and 24 percent in Asia-Pacific, due to a richer sales mix and continued growth in the Personal Care market. The segment’s gross margin was 24.2 percent, up 2.2 percentage points from 22.0 percent in the year-ago period, primarily a result of increased sales of high-margin Personal Care products during the quarter. Operating income of $6.5 million for the quarter was 30 percent higher than the $5.0 million reported in 2013’s first quarter.

As we predicted, Octane Additives has experienced a slow start to 2014. Net sales for the quarter were $0.4 million, compared to $11.6 million a year ago. The segment’s gross margin was 25.0 percent, a decline from last year’s 54.3 percent. Octane Additives reported an operating loss of $1.2 million during the quarter, compared to an operating income of $4.8 million in last year’s first quarter. We anticipate a strong recovery in this business in Q2.

Corporate costs for the quarter were $12.1 million, compared with $11.5 million a year ago. The increase was partly due to amortization related to the implementation of the new company-wide information management system. The quarterly pension charge was $0.8 million, compared to a $0.7 million charge a year ago. The effective tax rate for the quarter was 11.1 percent, reflecting the impact of the adjustment of income tax provisions, compared to 21.4 percent a year ago.

Net cash generated from operations was $20.9 million, a 17 percent increase from the $17.9 million reported a year ago. As of March 31, 2014, Innospec had $95.9 million in cash, cash equivalents and short-term investments, and total debt of $139.7 million.

Mr. Williams concluded, “We are pleased with the performance of both our underlying core businesses and the acquisitions we made last year. We’ve built a solid foundation for sustainable growth at Innospec, which is an excellent platform for further organic and acquisitive growth. Our primary emphasis for the near term is to focus on continued margin improvement and successful integration of acquired companies, both in Oilfield Specialties and Personal Care.

“Meanwhile, with a strong balance sheet and our continued robust financial performance, in terms of EBITDA and cash generation, we believe we are well positioned for the future.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA, income before income taxes excluding special items and net income excluding special items and related per share amounts. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, amortization and impairment of Octane Additives segment goodwill. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of adjustment of income tax provisions and foreign currency exchange gains. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, management uses these non-GAAP financial measures internally to allocate resources and evaluate the performance of the Company’s operations. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1100 employees in 20 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. This business also contains Oilfield Specialties which provides specialty chemicals for oil & gas drilling and production operations. Innospec's Performance Chemicals business provides effective technology-based solutions for our customers’ processes or products focused in the Personal Care; Polymers; and Fragrance Ingredients markets. Innospec's Octane Additives business is the world's only producer of tetra ethyl lead.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “believes” or similar words or expressions), for example, which relate to operating performance, events or developments that we expect or anticipate will or may occur in the future (including, without limitation, any of the Company’s guidance in respect of sales, gross margins, pension liabilities and charges, net income, growth potential and other measures of financial performance). Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to the Company and affecting our business operations and prospects are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading "Risk Factors” in such reports. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt
Innospec Inc.
+44-151-356-6241
Brian.Watt@innospecinc.com

Robert D. Ferris
RF|Binder Partners
+1-212-994-7505
Robert.Ferris@RFBinder.com

Dan Scorpio
RF|Binder Partners
+1-212-994-7609
Dan.Scorpio@RFBinder.com

		Schedule 1

INNOSPEC INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31

(in millions, except share and per share data)	2014	2013

Net sales	$220.7	$199.4
Cost of goods sold	(155.0)	(135.6)

Gross profit	65.7	63.8

Operating expenses:
Selling, general and administrative	(41.8)	(35.7)
Research and development	(5.7)	(5.6)
Restructuring charge	(0.2)	-
Impairment of Octane Additives segment goodwill	-	(0.3)

Total operating expenses	(47.7)	(41.6)

Operating income	18.0	22.2
Other net income	1.9	1.0
Interest expense, net	(0.9)	(0.3)

Income before income taxes	19.0	22.9
Income taxes	(2.1)	(4.9)

Net income	$16.9	$18.0

Earnings per share:
Basic	$0.69	$0.77
Diluted	$0.69	$0.75

Weighted average shares outstanding (in thousands):
Basic	24,362	23,404
Diluted	24,635	24,015

INNOSPEC INC. AND SUBSIDIARIES

		Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended
	March 31

(in millions)	2014	2013

Net sales:
Fuel Specialties	$164.2	$140.0
Performance Chemicals	56.1	47.8
Octane Additives	0.4	11.6

	220.7	199.4

Gross profit:
Fuel Specialties	52.0	47.0
Performance Chemicals	13.6	10.5
Octane Additives	0.1	6.3

	65.7	63.8

Operating income:
Fuel Specialties	25.8	24.9
Performance Chemicals	6.5	5.0
Octane Additives	(1.2)	4.8
Pension charge	(0.8)	(0.7)
Corporate costs	(12.1)	(11.5)

	18.2	22.5

Restructuring charge	(0.2)	-
Impairment of Octane Additives segment goodwill	-	(0.3)

Total operating income	$18.0	$22.2

		Schedule 2B

NON-GAAP MEASURES	Three Months Ended
	March 31

(in millions)	2014	2013

Net income	$16.9	$18.0
Interest expense, net	0.9	0.3
Income taxes	2.1	4.9
Depreciation and amortization	7.2	4.4
Impairment of Octane Additives segment goodwill	-	0.3

EBITDA	27.1	27.9

Fuel Specialties	29.2	27.1
Performance Chemicals	8.7	6.3
Octane Additives	(1.1)	5.1
Pension charge	(0.8)	(0.7)
Corporate costs	(10.6)	(10.9)

	25.4	26.9
Restructuring charge	(0.2)	-
Other net income	1.9	1.0

EBITDA	$27.1	$27.9

		Schedule 3
INNOSPEC INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(in millions)	2014	2013

Assets

Current assets:
Cash and cash equivalents	$90.1	$80.2
Short-term investments	5.8	6.6
Trade and other accounts receivable	122.0	135.8
Inventories	160.2	158.9
Current portion of deferred tax assets	8.7	8.7
Prepaid expenses	4.4	5.8
Prepaid income taxes	3.4	11.4

Total current assets	394.6	407.4

Property, plant and equipment	60.1	60.4
Goodwill	187.9	187.9
Other intangible assets	124.0	126.8
Deferred finance costs	1.6	1.8
Deferred tax assets, net of current portion	8.0	8.6
Other non-current assets	1.4	1.8

Total assets	$777.6	$794.7

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$53.9	$63.3
Accrued liabilities	61.8	73.5
Current portion of long-term debt	5.4	5.3
Current portion of plant closure provisions	5.4	6.2
Current portion of unrecognized tax benefits	-	6.8
Current portion of deferred tax liabilities	0.2	0.2
Current portion of deferred income	0.3	0.3

Total current liabilities	127.0	155.6

Long-term debt, net of current portion	134.3	142.7
Plant closure provisions, net of current portion	27.3	26.2
Unrecognized tax benefits, net of current portion	9.0	6.2
Deferred tax liabilities, net of current portion	11.1	9.5
Pension liabilities	36.1	39.0
Acquisition-related contingent consideration	4.7	4.6
Other non-current liabilities	0.1	0.3
Deferred income, net of current portion	1.2	1.2
Total stockholders’ equity	426.8	409.4

Total liabilities and stockholders’ equity	$777.6	$794.7

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS

Three Months Ended March 31

(in millions)

2014

2013

Cash Flows from Operating Activities

Net income	$16.9	$18.0
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	7.4	4.5
Impairment of Octane Additives segment goodwill	-	0.3
Deferred taxes	0.4	(0.2)
Changes in working capital	(6.8)	(2.0)
Excess tax benefit from stock based payment arrangements	(0.2)	(1.5)
Accrued income taxes	8.0	(0.6)
Movement on plant closure provisions	0.3	0.1
Cash contributions to defined benefit pension plans	(2.9)	(2.8)
Non-cash expense of defined benefit pension plans	1.0	0.9
Stock option compensation	0.6	0.7
Movements on unrecognized tax benefits	(4.0)	(0.4)
Movements on other non-current assets and liabilities	0.2	0.9

Net cash provided by operating activities	20.9	17.9

Cash Flows from Investing Activities

Capital expenditures	(2.4)	(2.2)
Internally developed software and other costs	(1.5)	(2.1)
Proceeds on disposal of property, plant and equipment	0.1	-
Purchase of short-term investments	(1.2)	(1.1)
Sale of short-term investments	2.0	0.9

Net cash (used in) investing activities	(3.0)	(4.5)

Cash Flows from Financing Activities

Net (repayment)/receipt of revolving credit facility	(8.0)	7.0
Repayment of bank loans	(0.3)	-
Excess tax benefit from stock based payment arrangements	0.2	1.5
Issue of treasury stock	0.3	0.4
Repurchase of common stock	(0.2)	(1.3)

Net cash (used in)/provided by financing activities	(8.0)	7.6
Effect of foreign currency exchange rate changes on cash	-	(0.2)

Net change in cash and cash equivalents	9.9	20.8
Cash and cash equivalents at beginning of period	80.2	22.4

Cash and cash equivalents at end of period	$90.1	$43.2

Amortization of deferred finance costs of $0.2 million (2013 - $0.1 million) are included in depreciation and amortization in the cash flow statement but in interest expense in the income statement.